Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

NEW BKH CORP.

The undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST.  The name of the corporation is New BKH Corp.

SECOND.  The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD.  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH.  The total number of shares of stock that the corporation shall have authority to issue is 1,000.  All such shares are to be Common Stock, par value of $0.0001 per share, and are to be of one class.

FIFTH.  The incorporator of the corporation is Michael L. Gravelle, whose mailing address is c/o Fidelity National Financial, Inc., 1701 Village Center Circle, Las Vegas, NV 89134.

SIXTH.  Unless, and except to the extent that, the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

SEVENTH.  In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained in this Certificate of Incorporation, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the bylaws of the corporation, but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.

EIGHTH.  (a)  A director of the corporation shall not be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, (ii) for any breach of the director’s duty of loyalty to the corporation or its stockholders, or (iii) for any transaction from which the director shall have derived an improper personal benefit.  Neither (x) any amendment, modification or repeal of the foregoing sentence nor (y) the adoption of any provision of this Certificate of Incorporation that is inconsistent with the foregoing sentence, shall eliminate or reduce the effect of the foregoing sentence in respect of any matter occurring, or any cause of action, suit or claim that, but for the foregoing sentence, would accrue or arise, prior to such amendment, repeal or adoption.

(b)  The corporation shall have the power to indemnify any person who was or is a party to, or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by law, and the corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing such indemnification.

NINTH.  To the maximum extent permitted under the General Corporation Law of the State of Delaware, the corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its directors who are not employees of the corporation or any of its subsidiaries (“Outside Directors”), other than any such opportunity expressly presented to an Outside Director in such Outside Director’s capacity as a director of the corporation; and no such Outside Director shall be liable to the corporation or its stockholders for breach of any fiduciary or other duty by reason of the fact that such Outside Director personally or on behalf of any other person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the corporation or its subsidiaries.  For purposes of this paragraph NINTH, a director who is the Chairman of the Board of the corporation shall not be deemed to be an employee of the corporation solely by reason of holding such position.  No amendment or repeal of this paragraph NINTH shall apply to or have any effect on the liability or alleged liability of any Outside Director for or with respect to business opportunities of which such Outside Director becomes aware prior to such amendment or repeal.  Any person purchasing or otherwise acquiring any interest in any capital stock of the corporation shall be deemed to have notice of, and to have consented to the provisions of, this paragraph.

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this February 3, 2017.

/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Sole Incorporator